Exhibit 99.1

TENFOLD CORPORATION

Moderator: Robert Felton

November 1, 2007

4:00 pm CT

Coordinator: Good afternoon. All participants currently standing by for today's TenFold teleconference call, we ask that you please continue to stand by. Your teleconference will begin momentarily.

Following today's presentation there will be a formal question and answer session. At that time if you have a question simply press star then 1 on your touchtone telephone.

Once again all participants currently standing by for today's TenFold teleconference call, please continue to stand by. Your teleconference will begin momentarily. Thank you.

Good afternoon. I would like to thank all participants for standing by. Hello and welcome to the TenFold Corporation's Q3, 2007, Financial Results teleconference call. At the request of TenFold Corporation this conference is being recorded for instant replay purposes.

As a reminder, following today's presentation we'll be conducting a question and answer session. At that time you may press star then 1 on your touchtone telephone if you have a question.

At this time I would like to turn the conference over to Mr. Robert P. Hughes, Chief Financial Officer and Chief of Staff. Sir, you may begin.

Robert Hughes: Good afternoon. Welcome to TenFold's conference call. I'm Robert Hughes, TenFold's Chief Financial Officer and Chief of Staff. Joining me today is our Chairman, President and CEO Robert Felton.

Today we filed our form 10Q for the third quarter of 2007 with the SEC and we issued a press release describing our financial results. You can find the press release posted on our Web site and financial sites like Yahoo Finance and MSN Money.

On today's call Bob will review our results and sales and other activities and then take your questions.

As we share information today to help you better understand our business it's important to note that we will make statements in the course of this conference call to state our intentions, hopes, beliefs, expectations or predictions of the future. These constitute forward-looking statements for the purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act and TenFold's actual results could differ materially from those projected in these forward-looking statements.

We disclaim any intention or obligation to revise any forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents that we file with the SEC including but not limited to our most recent reports on forms 10Q, 10K and 8K.

Now I'd like to take just a few moments to summarize our financial results for you. For the three months ended September 30, 2007, we reported revenues of $1.6 million, up 41% from $1.1 million for the same quarter last year and operating loss of $1.1 million compared to $2.1 million for the same quarter last year, a net loss of $1.1 million compared to $2.1 million for the same quarter last year resulting in a diluted loss per common share of 2 cents compared to 4 cents for the same quarter last year.

Our ending cash balance was $1.8 million and net cash from operating activities for Q3 was a positive $122,000 compared to negative $864,000 for the same quarter last year.

Operating expenses for the three months ended September 30, 2007 and 2006 included $433,000 and $1.2 million respectively of stock option related charges.

For the nine months ended September 30, 2007, we reported revenues of $5 million, up 106% from $2.4 million for the same period last year, an operating loss of $3.3 million compared to $5.7 million for the same period last year, a net loss applicable to common shareholders of $3.2 million compared to $7.4 million for the same period last year resulting in a diluted loss per common share of 7 cents compared to 16 cents for the same period last year.

Operating expenses for the nine months ended September 30, 2007 and 2006 include $1.2 million and $2.1 million respectively of stock option related charges.

Please see our 10Q and 10K for more information generally including important information about risks and challenges that we face including our limited cash resources.

Now let me turn the call over to Bob for an update on sales and other activities.

Robert Felton: Well, hello and welcome to our quarterly earnings call. Thank you for joining us. As you may remember from our Q2 call, I indicated that if we closed some of the business that was in our pipeline we "should significantly reduce that negative cash flow in Q3 and move into Q4 with stronger momentum."

Well, we did close some of that business and we did reach positive cash flow for Q3 however I need to issue the same caution for Q4. In order to sustain our progress and positive cash flow we must close additional business presently in our pipeline between now and the end of the year.

We're working very hard to do just that and I'm cautiously optimistic that some business will close and help our Q4 cash flow. However we were surprised in Q2 and it's hard at this point to predict just how Q4 will come out.

I'm going to comment on our Q3. We are pleased with Q3 with the positive cash flow and with the year-to-year comparisons that Rob provided that show the progress we are making but we haven't met all of our objectives related to putting TenFold back on its growth track.

We made solid progress in Q3 and we're moving in the right direction. We were especially pleased when one of our major customers, C.R. England and their England Logistics subsidiary, decided to standardize on our TenFold technology and we began to replace their major legacy applications using our unique "BridgeBack" technology.

They purchased a 10-pack of Enterprise TenFold licenses as part of signing a long-term multifaceted agreement. That agreement provides us with a significant backlog of application consulting through 2008. It is our expectation and intention to expand our other engagements with our other customers with contracts like this. We also intend to move our prospects along in this direction.

In Q3 we also continued to provide services to a number of existing customers, close additional business with existing and new customers and significantly expand our prospect pipeline. All in all we had a good quarter.

Now I want to provide some overall comments. It is almost two years since November 10, 2005, when I was elected chairman of TenFold and since November 17, 2005, when I became president and CEO. As an investor I think you might like us to look back on those two years and see what we've accomplished as well as look ahead to see what we see as our future.

First of all we're still here. That is in fact the major accomplishment. As you may remember, we set our goals for our first year very basic, to attract enough cash to pay our bills and give us a runway and to stabilize our customer base.

We succeeded in meeting both of those goals. We completed the financing in March of 2006 and another smaller one in December 2006 that have provided that runway. We not only stabilized our customer base but convinced some of them to again do more business with us.

So we not only achieved our first year goal, we in fact exceeded it. We reached positive cash flow in Q4 of 2006. We were able to overcome a number of challenges in our prospect and customer base and close enough business to slow down the cash burn.

Several customers who had largely stopped doing business with us before I became TenFold's CEO again became major sources of revenue in 2006. I personally was most pleased that we were able to demonstrate that we really did want to delight our customers.

Also in early 2006 we refined our go-to-market strategy to be more in line with the industry. We adopted the service oriented architecture, SOA, approach to platform delivery and positioned EnterpriseTenFold as compatible with the two major development platforms, those based on Java J2EE and those based on dot.net. This refinement removed one of the major obstacles to sales.

On the technology side we upgraded our client side browser architecture to use Ajax as a delivery technology. It made many enhancements to our tools and the rest of our product suite.

In marketing we created a new logo and a whole new look and feel for TenFold and then propagated that into our collateral and Web site. Our support organizations of training, IT, customer support and finance administration were already performing magnificently, continued to do so throughout the year. So I would rate year one, 2006, as a huge success.

Year two has been a little disappointing to my way of thinking. Our goals for 2007 were to achieve sustained revenue growth along with positive cash flow and we have not been able to do that. In particular I was disappointed in our Q2 where we had positioned ourselves for growth and we have not done so.

I'm pleased with positive cash flow in Q3 but we're still not in a place where I am comfortable that our future is secure. I had expected by now to see a large number of companies adopting our technology since our value proposition is so strong.

I remind you of that proposition which is that we can deliver new applications or transform legacy systems significantly faster and at much less cost than those employing traditional technology. However even with such a strong value proposition, as I indicated in our press release, it's still a struggle.

So we as well as our customers wonder why it is such a struggle. In fact one of our customers just asked me, "Bob, you have a proven value proposition of much faster development and significantly less cost. Why on earth would everyone in the world not want to use your technology?"

My only answer to that is that it's very hard for those who are invested in other platforms to admit there's a higher quality, less costly way to develop applications and therefore find reasons to not at least give us a try.

Those that have, and in particular JP Morgan Chase, Vertex, Allstate, Intermountain Fire, Ingenix, MGIS, C.R. England and England Logistics to name a few - have continued to benefit from our value proposition and continue to expand their use of our technology.

We recognize the challenge of establishing a new technology and selling a new concept even though it is proven at many sites around the world and we're doing everything we can to meet that challenge.

And to be balanced as we look at 2007, our total revenue year-to-date has more than doubled, up 106% over 2006 and our expenses are nearly flat. So from a financial performance view we in fact are doing better than 2006.

We've also done some remarkable things to improve our positioning and technology that I'll discuss shortly. It's just that we have yet to achieve our 2007 goal of sustained revenue growth and positive cash flow. That's disturbing to me.

So what else have we achieved in 2007? In sales we developed a new service product to take to market and sold it three times and that was our Strategic Master Planning offering. Each Strategic Master Planning project led to a major customer decision to replace a company's entire operational suite of applications. All three replacements are well underway.

Our long-term relationships with C.R. England and England Logistics also created an important backlog of deferred revenues and contracted work for future quarters. We also closed business with a number of new companies all of whom were delighted with EnterpriseTenFold SOA and with our services.

Also earlier this year, as I discussed in the last earnings call, we developed partnerships with Fujitsu Consulting, Inc., the U.S. arm of Fujitsu, and RCK Associates, a Washington D.C. firm that is certified local small disadvantaged business enterprise within the District of Columbia.

For more information on those partnerships please refer to our press releases which had not been sent out prior to our last earnings call but are now available on our Web site.

I believe that both of these relationships are about to start gaining traction as we believe that we are close to closing business as a result of both partnerships. And once we achieve some success, then others should follow.

Such relationships help us not only in gaining access to their customers and prospects but in building credibility with other companies to whom we are selling directly.

In the development arena we held two very successful Technology Days events at our headquarters in Utah where we demonstrated our progress with our continuing enhancement of Enterprise TenFold SOA and shared with our customers our technology plans for the future.

Our development resources have not only been adding to the capability of Enterprise TenFold SOA but they've also helped our consulting organization deliver to several of our customers.

In consulting, as you may recall, we added staff in Q1 and those additions are now being effectively applied. We have begun again to selectively interview people to join our consulting practice and expect to expand that capability in the near future as our business warrants.

Our pipelines for new business are getting stronger, we are balancing business expansion with headcount growth.

Concerning our performance, as you know my standard of performance is delight your customer which is a very high standard indeed. It far exceeds deliver on the contract, complete on time and on budget, be sure the customer receives fair measure. It is a much higher bar.

We expect our customers to be delighted with our products and services and the way we measure whether we're achieving this standard is to ask. Our project managers ask, my head of consulting asks, my head of account management asks, my head of customer services asks, our consulting and support staff asks, our training staff asks and I ask.

And I'm pleased to say that our customers state that they are delighted. This performance, initiated in 2006, has continued into 2007 and is completely ingrained in our company. You can ask anyone at TenFold what the two rules of engagement are and they will tell you, delight your customer and use your best judgment.

Now looking forward to 2008, we will be conducting our business planning in early December. We expect to finalize our plans that month and present them to the board in early January. While we do not share the details of our plans with the general public, we will provide an indication of our goals in our next conference call.

I think it's clear that we need to focus on delivering the continuously growing stream of revenue that alluded us in 2007. So we have a company with a strong innovative, highly differentiated product, the ability to deliver on a value proposition and a proven project capability. We are looking forward and expect to find many more prospects that need our products and services and believe through execution on our business plan we will achieve our goals.

So in conclusion, I'd like to thank all of you for your continued interest, support, advice and referrals. We'll now take any questions that you might have.

Coordinator: Thank you. If you would like to ask a question please press star then 1. You may be prompted to record your name. One moment for the first question please.

Once again if anyone would like to ask a question please press star then 1 now. One moment please.

Our first question comes from (Patrick Kennedy) with (Kenco).

(Patrick Kennedy): Hello?

Robert Felton: Hello.

(Patrick Kennedy): Hello. You know, it's difficult. You cover things quite well, Robert. I really don't have any questions. It was very good to see that you didn't burn any cash in the third quarter. Perhaps the only question I could ask is our hopes that conserving all the cash in the fourth quarter, is that possible?

Robert Felton: That's sure what we're trying to do. I mean my comments - thanks for your question - my comments directed at, you know, we're certainly not sure of it right now but we're certainly working real hard to do exactly that. I mean all we need to do is close a few things that have some license fees with them and that sort of helps us and that's what we did in Q3.

So that's certainly our intent. You know, that growing revenue stream and positive cash flow and I can tell, we're working really hard to do that.

(Patrick Kennedy): Yes. Per your comments, that's very apparent. The one very exciting thing is that Fujitsu association simply because of the size of Fujitsu, do you see that as bearing fruit in the near future?

Robert Felton: Yeah, we did say that we're sort of, we're getting close to some things with Fujitsu and they answered the question that we get asked well, you know, what happens if you're going to be around or not be around and you're a small company. And having Fujitsu say we vetted the technology, we believe in the technology, we're building a practice around the technology. Just make that question go away and that's good.

(Patrick Kennedy): Wonderful. Yep. Okay, thanks for your hard work and good luck in the fourth quarter.

Robert Felton: Okay, thank you very much for your comment.

(Patrick Kennedy): Okay.

Coordinator: At this time there are no further questions in queue.

Robert Felton: Okay. Well, this is Bob Felton and I want to really thank everyone for listening in. We appreciate your interest and happy to talk with you individually or here on the earnings call. But if we don't have more questions then we'll thank you very much and sign off.

Thank you all.

END